Exhibit 4.4
RDA MICROELECTRONICS, INC.
SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2010 by and among RDA Microelectronics, Inc., a company organized and existing under the laws of the Cayman Islands (the “Company”), RDA Microelectronics (BVI) Inc., the Company’s directly wholly owned subsidiary under the laws of the British Virgin Islands (“RDA BVI”), RDA International, Inc., the Company’s indirectly wholly owned subsidiary under the laws of the British Virgin Islands (the “RDA International”), RDA Technologies Limited, the Company’s indirectly wholly owned subsidiary under the laws of Hong Kong (“RDA Hong Kong”), RDA Microelectronics (Shanghai) Co., Ltd. (“RDA Shanghai”), the Company’s indirectly wholly owned subsidiary under the laws of the People’s Republic of China (the “PRC”), RDA Microelectronics (Beijing) Co., Ltd., the Company’s indirectly wholly owned subsidiary under the laws of the PRC (“RDA Beijing,” together with RDA BVI, RDA International, RDA Hong Kong and RDA Shanghai, and all direct or indirect, current or future subsidiaries of the Company, the “Subsidiaries”), each of the persons designated as a Founder on the signature pages hereto (each a “Founder” and collectively, the “Founders”), each of the persons or entities designated as an Ordinary Shareholder on the signature pages hereto (each an “Ordinary Shareholder” and collectively, the “Ordinary Shareholders”) and each of the entities designated as an Investor on the signature pages hereto (each, an “Investor” and collectively, the “Investors”). Each of the Founders, Ordinary Shareholders and Investors is hereinafter referred to as a Shareholder and the Ordinary Shares and the Preferred Shares (as defined below), collectively, are hereinafter referred to as the Shares.
RECITALS
     WHEREAS, RDA BVI, RDA Shanghai, the Founders, Ordinary Shareholders and the Investors are parties to an amended and restated shareholders agreement (the “2007 Shareholders Agreement”) dated January 12, 2007;
     WHEREAS, as part of a corporate reorganization, the Company and certain persons and entities named therein have entered into a share exchange agreement dated August 12, 2008 and an assignment and assumption agreement dated August 12, 2008, pursuant to which RDA BVI became a wholly-owned subsidiary of the Company and the Company accepted and assumed all rights and obligations of RDA BVI pursuant to the 2007 Shareholders Agreement;
     WHEREAS, the parties to the 2007 Shareholders Agreement and the Company wish to enter into this agreement to supersede the 2007 Shareholders Agreement;
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. INFORMATION RIGHTS; BOARD REPRESENTATION.
          1.1 Information and Inspection Rights.
               (a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A preferred shares, par value US$0.01 per share, (the “Series A Shares”), Series B preferred shares, par value US$0.01 per share (the “Series B Shares”) or Series C preferred shares, par value US$0.01 per share (the “Series C Shares”) (together, the “Preferred Shares”) are outstanding, the Company will deliver to each holder of Preferred Shares:
                    (i) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and audited by a “Big 4” accounting firm mutually agreed upon by the Company and the Investors;
                    (ii) unaudited monthly consolidated financial statements, within thirty (30) days of the end of each month;
                    (iii) annual business plan and monthly budget for the following fiscal year as approved by the Company’s Board of Directors (the “Board”), within thirty (30) days prior to the end of each fiscal year;
                    (iv) upon the written request by the Investors, such other information as the Investors shall reasonably request (the above rights, collectively, the “Information Rights”). All financial statements to be provided to the Investors pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date and shall be prepared in conformance with US GAAP.
               (b) Inspection Rights. Each of the Company and the Subsidiaries further covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Company and the Subsidiaries and to make extracts and copies therefrom, at any time during regular working hours on reasonable prior notice to the Company or the Subsidiaries, respectively, and (ii) the right to discuss the business, operations and conditions of the Company and the Subsidiaries with their respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”). The Company and the Subsidiaries agree to provide to the Investors other information and access as may be mutually agreed upon from time to time.
               (c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the closing of a firm commitment underwritten public offering of the Ordinary Shares of the Company that is effected pursuant to (i) a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act (other than either a public offering pursuant to an employee benefit plan or an offering pursuant to Rule 145 under the Securities Act), or (ii) securities laws and rules of exchanges in a jurisdiction other than the United States, as a result of which Ordinary Shares of the Company shall become tradable on one or more internationally recognized stock exchanges (including stock exchanges in the United States, Hong Kong, and Singapore) with aggregate gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) of at least, US$50,000,000 and at a minimum fully-distributed market capitalization of US$200,000,000 (a “Qualified Public Offering”).
          1.2 Board of Directors.
               (a) Election of Directors. The Board of the Company shall consist of five (5) voting directors: two executive directors (initially being Mr. Vincent Tai and Mr. Shuran Wei) and three directors nominated by holders of a majority of the Series A Shares (“Series A Directors”). There shall be no shareholding qualification for directors.
               (b) Board Observers. Each holder, or a group of holders who are Affiliates, of at least 6,000,000 Series C Shares shall have the right to designate one (1) non-voting observer who shall have the right to attend and observe (but not to vote at) meetings of the Board, and to receive notices of all meetings of the Board and copies of all documents provided to any member of the Board.
               (c) No Other Directors or Observers. The Company shall not grant any additional Board seats or observer rights without the prior written consent of holders of a majority of the Preferred Shares.
               (d) Term. The provisions under this Section 1.2 shall terminate upon the closing of a Qualified Public Offering.
     2. REGISTRATION RIGHTS.
          2.1 Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.
          2.2 Definitions. For purposes of this Section 2:
               (a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.
               (b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any

Preferred Shares, whether (A) outstanding on the date of this Agreement, or (B) issued pursuant to the Right of Participation (defined in Section 3), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by the Investors. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.
               (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of the Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.
               (d) Holder. For purposes of this Agreement, the term “Holder” means any person owning Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.
               (e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) SEC. The term “SEC” or “Commission” means the United States Securities and Exchange Commission.
               (g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
               (h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.
               (i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

               (j) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.
               (k) Business Days. The term “Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong.
          2.3 Demand Registration.
               (a) Request by Holders. If the Company shall, at any time after the earlier of (i) the five year anniversary of the date of this Agreement or (ii) six (6) months following the closing of a Qualified Public Offering, receive a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.
               (b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
               (c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 2.3.
               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.
          2.4 Piggyback Registrations.
               (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
               (c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.
          2.5 Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:
               (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and
               (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:
                    (1) if Form S-3 or Form F-3 is not available for such offering by the Holders;
                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;
                    (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such 120 day period.
                    (4) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

                    (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Subject to the foregoing, the Company shall file a Form S-3 or Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.
               (c) Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.
          2.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.
          2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:
               (a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form S-3 or Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of

Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.
               (b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
               (d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
               (e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.
          2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:
               (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
                    (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
                    (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
                    (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.
               (b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel, or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.
               (c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
               (d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
               (e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          2.10 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 if, in the reasonable opinion of counsel to the Company, all Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act.

          2.11 No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity (other than the Founders) any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.
          2.12 Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12. As used in this Agreement, “Affiliate” shall have the meaning given in Rule 405 promulgated under the Securities Act.
          2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
               (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the

Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or Form F-3.
     3. PARTICIPATION.
          3.1 General. The Investors, the Founders, any holder of Preferred Shares or any assignee to which rights under this Section 3 have been duly assigned in accordance with Section 5 (each such person and its respective assignees are hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).
          3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on an as-converted basis) held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Right of Participation.
          3.3 New Securities. “New Securities” shall mean any shares of the Company, whether now authorized or not, and rights, options or warrants to purchase securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of the Company, provided, however, that the term “New Securities” shall not include any shares excluded from the definition of Additional Ordinary Shares in the Restated Memorandum of Association adopted by the Company’s shareholders on January 12, 2007.
          3.4 Procedures.
               (a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to (i) agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share) and (ii) provide written evidence of funds (i.e. bank confirmation letter) in the amount of the purchase price of the New Securities elected to be purchased. If any Participation Rights Holder fails to satisfy both 3 .4(a)(i) and 3 .4(a)(ii) in writing within such ten (10) Business Day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such

Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.
               (b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to (i) notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”) and (ii) provide written evidence of funds (i.e. bank confirmation letter) in the amount of the purchase price of the Additional Number elected to be purchased. Such notice may be made by telephone if confirmed in writing within in two (2) Business Days, however the evidence of funds must be submitted in written form. Failure to satisfy the conditions in this subsection (b) within the Second Participation Period will forfeit the any right of the Right Participant to purchase the Additional Number. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.
          3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) days following the issuance of the First Participation Notice, the Company shall have ninety (90) Business Days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.
          3.6 Termination. The Right of Participation for each Participation Rights Holder shall terminate upon the closing of a Qualified Public Offering.

     4. TRANSFER RESTRICTIONS.
          4.1 General. For a period of five (5) years from the date hereof, the Founders, the Ordinary Shareholders and IDG (each a “Selling Shareholder”) will not transfer, sell or pledge (whether voluntary, or involuntary pursuant to divorce, legal separation, bankruptcy or other proceedings, or death) any Equity Securities except in compliance with Section 4.1 through Section 4.7, provided that, IDG may transfer to any of its Affiliates without compliance with Section 4.1 through 4.7 so long as such Affiliate agrees to be bound to the same obligations and adheres to the same terms and conditions of this Agreement as IDG.
          4.2 First Refusal.
               (a) Transfer Notice. If (i) any Selling Shareholder proposes to sell or transfer Equity Securities (as defined below) to one or more third parties or (ii) at any time any Equity Securities held by a Selling Shareholder are transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary transfer (each such disposition referenced in this Section 4.2(a), a “Transfer”), then such Selling Shareholder shall give the Company and each Holder (as defined in Section 2) written notice of such Selling Shareholder’s intention to make such Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.
               (b) Company’s First Refusal. Subject to the relevant laws and regulations applicable to the Company, the Company or its assignees may elect by written notice to the Selling Shareholder to purchase all or a portion of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. If the Company does not elect to purchase all of the Offered Shares within ten Business Days after receipt of the Transfer Notice, such Selling Shareholder (or, upon an involuntary transfer, the person to whom the Offered Shares are or were to be transferred) shall give each Holder a written “Supplemental Transfer Notice” that informs such Holder that the Company has not elected to purchase all of the Offered Shares.
               (c) Holders’ Option to Purchase.
                    (1) To the extent the Company does not exercise its right of first refusal with respect to all of the Offered Shares pursuant to Section 4.2(b), then each Holder who notifies such Selling Shareholder in writing within five (5) Business Days after receipt of the Supplemental Transfer Notice referred to in Section 4.2(b) (each a “Purchasing Holder”) shall have the right, exercisable upon such written notice to the Selling Shareholder (the “Purchase Notice”), to purchase up to its pro rata share of the Offered Shares not purchased by the Company plus up to its pro rata share of any Offered Shares not purchased by any other Holder on the same terms and conditions as set forth in the Transfer Notice, subject to Section 4.2(c)(4) below. The Purchase Notice shall state (i) whether the Holder desires to purchase up to its pro rata share of the Offered Shares not purchased by the Company, and (ii) whether the Holder desires to purchase the maximum amount of the Offered Shares available including its pro rata share of amounts not purchased by other Holders. A Holder who either does not deliver a Purchase Notice or indicates in the Purchase Notice that such Holder elected not to purchase any of the Offered Shares shall be referred to herein as a “Non-Purchasing Holder.” For avoidance of doubt, if Founders or Ordinary Shareholders are Selling Shareholders pursuant to this Section 4, all Holders (including holders of Series C Shares) shall have the option to exercise its the right of first refusal pursuant to this Section 4.2(c).
                    (2) Each Purchasing Holder who sets forth in the Purchase Notice a desire to purchase the maximum amount of Offered Shares available shall be entitled to purchase his, her or its pro rata share of each Non-Purchasing Holder’s pro rata share of the Offered Shares.
                    (3) Each Holder’s pro rata share of the Offered Shares shall be equal to the product obtained by multiplying (i) the aggregate number of Offered Shares the Company did not elect to purchase referenced in the Supplemental Transfer Notice by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as converted basis) held by the Purchasing Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as converted basis) held by all Purchasing Holders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder.
                    (4) In the event that the transfer in question is by operation of law or another involuntary transfer (including a transfer incident to death, divorce, legal separation or bankruptcy) the price per share shall be the greater of the original purchase price paid by Selling Shareholder for such Offered Shares (appropriately adjusted for share splits, share dividends, combinations and the like) or the fair market value of such Offered Shares, which shall be a price set by the Board of Directors that will reflect the current value of the shares in terms of present earnings and future prospects of the Company, determined within thirty days after receipt by the Company of the Transfer Notice. In the event that the Selling Shareholder or the Selling Shareholder’s executor disagrees with such valuation as determined by the Board of Directors, the Selling Shareholder or the Selling Shareholder’s executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Company and the Selling Shareholder or the Selling Shareholder’s executor, the fees of which appraiser shall be borne equally by the Company and the Selling Shareholder or the Selling Shareholder’s estate.
          4.3 Non-Exercise of Rights. To the extent that the Company and the Holders have not exercised their rights to purchase all of a Selling Shareholder’s Offered Shares, such Selling Shareholder shall have a period of thirty days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the

Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third- party transferee(s) shall, as a condition to the effectiveness of transfer of the Offered Shares, furnish the Company and the Holders with a written agreement to be bound by and comply with this Agreement, including without limitation all provisions of this Section 4, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Equity Securities were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the thirty-day period from the expiration of these rights, the Company’s first refusal rights hereunder shall continue to be applicable to any subsequent disposition of the Equity Securities by such Selling Shareholder. Furthermore, the exercise or non-exercise by the Company of the right to purchase Equity Securities from such Selling Shareholder or by the Holders to purchase Equity Securities by such Selling Shareholder shall not adversely affect the Company’s or the Holders’ rights to make subsequent purchases from any Selling Shareholder of Equity Securities. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Selling Shareholders’ Equity Securities shall again be subject to the right of first refusal rights of the Company and the Holders and shall require compliance by the relevant Selling Shareholder with the procedures described in this Section 4.
          4.4 Prohibited Transfers.
               (a) In the event a Selling Shareholder should sell any Equity Securities in contravention of the purchase rights of the Holders under Section 4.2 (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below and such Selling Shareholder shall be bound by the applicable provisions of such option.
               (b) In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Selling Shareholder the type and number of Ordinary Shares or Preferred Shares equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 4.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof (assuming the Company had not exercised its right of first refusal and no Holders had elected to become Purchasing Holders). Such sale shall be made on the following terms and conditions:
                    (1) The price per share at which the shares are to be sold to such Selling Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 4.
                    (2) Within ninety days after the later of the dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to such

Selling Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.
                    (3) The Selling Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder, pursuant to this Section 4.4, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.4(b)(1), in cash or by other means acceptable to the Holder.
                    (4) Notwithstanding the foregoing, any attempt by such Selling Shareholder to transfer Equity Securities in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Holders.
          4.5 Founders’ First Refusal. In the event that any Investor desires to sell or transfer all or a portion of its Preferred Shares, if agreement can be reached between such Investor and any Founder, such Founders may purchase (and/or arrange for outside financing to purchase) from such Investor Ordinary Shares issued pursuant to a conversion of the Preferred Shares held by such Investor.
          4.6 Legend.
               (a) Each certificate representing the Equity Securities shall be endorsed with the following legend:
     “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
               (b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.6(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.
          4.7 Equity Securities. For purposes of this Section 4, with respect to a given Selling Shareholder, the term “Equity Securities” shall mean all Ordinary Shares of the Company or securities convertible into or exercisable for Ordinary Shares of the Company now owned or subsequently acquired by the Selling Shareholders.
          4.8 Drag-Along Rights.
               (a) If the holders of a majority of the Preferred Shares (the “Dragging Parties”) agree to transfer all (but not part of) the Preferred Shares or Equity

Securities held by them to, or vote for a merger or consolidation of the Company into, or a sale of all or substantially all assets of the Company to, a purchaser (a “Drag-Along Sale”), then all other parties to this Agreement (the “Dragged Parties”) will agree to, and will vote in favor of, such Drag-Along Sale and shall transfer all their Equity Securities in such Drag-Along Sale as the Dragging Parties propose to transfer their Preferred Shares or Equity Securities in such Drag-Along Sale. Notwithstanding any provision to the contrary, the stock transfer restrictions of Section 4.1 and Section 4.2 of this Agreement shall not apply to any transfers made pursuant to this Section 4.8.
               (b) Any such sale or disposition by the Dragged Parties shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Drag-Along Sale by the Dragging Parties. The Dragged Parties shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the Dragging Parties and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Parties as the case may be, under the terms of the agreements relating to such Drag-Along Sale.
               (c) Prior to making any Drag-Along Sale in which the Dragging Parties wish to exercise their rights under this Section, the Dragging Parties shall provide the Company and the Dragged Parties with written notice (the “Drag-Along Notice”) not less than ten (10) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid per share, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the Drag- Along Sale Date; (iv) the number of shares held of record by the Dragging Parties on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Dragging Parties; and (v) the number of shares of the Dragged Parties to be included in the Drag-Along Sale.
               (d) On the Drag-Along Sale Date, the Dragged Parties shall each deliver or cause to be delivered a certificate or certificates evidencing its Preferred Shares or Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.
               (e) If the Dragged Parties receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares as described in this Section, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Company and, in the event of liquidation of the Company, their rights with respect to any consideration they would have received if they had complied with this Section 4.8, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Parties, and in addition to any other rights or remedies of the Dragging Parties granted herein or otherwise, the Company shall stop any subsequent transfer of any such shares held by the Dragged Parties.
          4.9 Term. The provisions under this Section 4 shall terminate upon the closing of a Qualified Public Offering.
     5. ASSIGNMENT AND AMENDMENT.
          5.1 Assignment. Notwithstanding anything herein to the contrary:
               (a) Information Rights and Registration Rights. The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares and any other shareholder of the Company who, together with its Affiliates as a group, holds of record more than five percent (5%) of the Company’s share capital (calculated on a fully- diluted and as-converted basis); and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities in a transfer; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.
               (b) Participation; First Refusal. The rights under Section 3 and Section 4 are fully assignable in connection with a permitted transfer of shares of the Company by such Investors, Founders and holders of Preferred Shares; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Investor, Founder or holder of Preferred Shares at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.
          5.2 Amendment of Rights. Any term of this Agreement may be amended only with the written consent of the Company, holders of a majority of the outstanding Preferred Shares and holders of a majority of the outstanding Ordinary Shares. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon all parties hereto and their respective assigns. Notwithstanding anything to the contrary in this Agreement, no amendment to this Agreement shall be made without the prior written consent of holders of a majority of the outstanding Series C Shares if such amendment would adversely and disproportionately affect the rights of the then outstanding Series C Shares in relation to the rights of the other series of then outstanding Preferred Shares; for the avoidance of doubt, the creation or issuance of an additional series of shares of the Company (and any amendment to this Agreement in connection therewith) shall not require such approval of holders of a majority of the then outstanding Series C Shares.
     6. CONFIDENTIALITY AND NON-DISCLOSURE.
          6.1 Disclosure of Terms. The terms and conditions of this Agreement and the share subscription agreement dated January 12, 2007 among RDA BVI, RDA Shanghai, the Founders and the Investors (the “Subscription Agreement”), all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.
          6.2 Press Releases, Etc. Any press release issued by any party hereto shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Company and the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.
          6.3 Prohibited Disclosures. No party to this Agreement may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorney without the prior consent of the holders of a majority of the Preferred Shares and in each case only where such persons or entities are under appropriate nondisclosure obligations.
          6.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Subscription Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing party”) shall, where practicable, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.
          6.5 Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

          6.6 Notices. All notices required under this section shall be made pursuant to Section 9.1 of this Agreement.
     7. PROTECTIVE PROVISIONS.
          7.1 Acts of the Company and Subsidiaries. In addition to such other limitations as may be provided in the Memorandum and Articles of the Company, the following acts of the Company and where applicable the Subsidiaries shall require the prior written approval of the holder(s) of at least a majority of the outstanding Preferred Shares:
               (a) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares (provided, in addition, that to the extent that any such amendment or change adversely and disproportionately affects the rights and privileges of the then outstanding Series C Shares in relation to the rights and privileges of the other series of then outstanding Preferred Shares (excluding, for the avoidance of doubt, any amendment or change in relation to the creation or issuance of an additional series of shares of the Company), the prior written consent of the holder(s) of a majority of the then outstanding Series C Shares is required);
               (b) any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares;
               (c) any new issuance of any equity, equity related, or debt securities of the Company, excluding any issuance excluded from the definition of Additional Ordinary Shares;
               (d) any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;
               (e) any repurchase or redemption of any equity securities of the Company other than pursuant to (i) the redemption right of the holders of Preferred Shares as provided herein or in the Articles, or (ii) contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services or pursuant to a contractual right of first refusal held by the Company, or (iii) the repurchase of shares by the Company pursuant to this Agreement;
               (f) any amendment of the Memorandum and Articles of Association, By-laws, charter or other constitutional documents;
               (g) any acquisition, merger, consolidation, or joint venture, or any formation of a subsidiary of an Affiliate;
               (h) the sale, lease, transfer or other disposition of all or substantially all of the Company’s or any of its subsidiaries’ assets, which transaction exceeds US$200,000, unless such transaction is approved by the Board, including all directors nominated by the holders of the Series A Shares;
               (i) the liquidation, dissolution, winding up, recapitalization, reorganization, or putting into bankruptcy of the Company or any of its subsidiaries;
               (j) the declaration or payment of a dividend or other distribution on Ordinary Shares;
               (k) any incurrence of debt or financial obligation in excess of US$500,000 in the aggregate, unless such is incurred pursuant to the then current business plan, approved by the Board, including all directors nominated by the holders of the Series A Shares;
               (l) any purchase or lease of any real estate properties exceeding US$100,000;
               (m) any purchase of equity securities of, any securities convertible into equity securities of, or any debt securities of, any other person, company or entity;
               (n) any change in the number of directors of the Company;
               (o) any transaction in excess of US$50,000, involving the Company or any of its subsidiaries on one side and any of the Company’s or its subsidiaries’ employees, officers, directors or shareholders on the other side, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;
               (p) approvals or any amendments to the Company’s or its subsidiaries’ annual business plan or budget;
               (q) the appointment and removal or change of terms of employment (including compensation) of any senior executive, namely, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Technology Officer, the Vice-President of Sales and Marketing and the Vice-President of Engineering (or any individual acting in any such capacity), unless approved by the Board, including all directors nominated by the holders of the Series A Shares;
               (r) the extension or guarantee by the Company or its subsidiaries of any debt or financial obligation in excess of US$200,000, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;;
               (s) any items of capital expenditure in excess of US$500,000 unless such expenditure is incurred pursuant to the then current business plan or budget, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;
               (t) change of auditors or any material change in the accounting methods or policies; or

               (u) change in the principal business activities of the Company or its subsidiaries.
          7.2 Governance of Subsidiaries. All directors of the Subsidiaries and any direct or indirect subsidiary of the Company shall be appointed and removed only by the Company pursuant to action of the Board of Directors of the Company. All corporate actions of the Subsidiaries and any direct or indirect subsidiary of the Company shall be pursuant to action by the Board of Directors of the Company.
          7.3 Term. The provisions under this Section 7 shall terminate upon the closing of a Qualified Public Offering.
     8. ADDITIONAL COVENANTS.
          8.1 Classification for U.S. Tax Purposes. The Company and its Subsidiaries shall cooperate with the Holders for the treatment of the Company and its Subsidiaries as corporations for U.S. federal income tax purposes and shall refrain from elections to be treated as entities other than corporations for U.S. federal income tax purposes. Upon notification by any Holder that the Company or its Subsidiaries should elect to be classified as partnerships or disregarded entities for United States federal income tax purposes (the “Partnership Election”), the Company shall notify all Holders of such election, and shall make, or shall cause to be made, the “Partnership Election” by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), provided however, such election shall require the consent of a majority in interest of all Holders. The Company shall not permit the Partnership Election to be terminated or revoked without the written consent of the Holders.
          8.2 PFIC Avoidance. The Company will use, and will cause each of its Subsidiaries to use, commercially reasonable efforts to avoid classification as a passive foreign investment company (“PFIC”), as defined in the Internal Revenue Code of 1986, as amended (the “Code”), for the current year or any subsequent year, provided that, the Holders shall cooperate with the Company to provide adequate guidelines to avoid such classification.
          8.3 Notice of PFIC/CFC Status. Upon request by any Holder, the Company shall promptly provide such Holder with sufficient information to determine if it (or any of its Subsidiaries) will or has become a PFIC or a “controlled foreign corporation” (“CFC”), as defined in the Code. Such request shall include reasonably detailed guidelines of the necessary information requested for such determination.
          8.4 PFIC QEF Election Information. Upon request from the Holders, the Company shall make due inquiry with the Holders on at least an annual basis regarding its or any of its subsidiaries’ status as a PFIC, and if Company is informed by the Holders that any such entity has become a PFIC, or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, the Company shall promptly notify the other Holders of such status or risk, as the case may be. The Company agrees to make available to the Holders upon request, the books and records of the Company and each Subsidiary, and to provide information to such Holder pertinent to the Company’s or any subsidiary’s status or potential status as a

PFIC. Upon a determination by the Company, the Holders or any taxing authority that the Company or any subsidiary has been or is likely to become a PFIC, the Company will provide the Holders with all information requested by the Holders reasonably available to the Company or any of its subsidiaries to permit the Holders to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company or any of its subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, the Holders or any taxing authority that the Company or any of its subsidiaries is a PFIC for a particular year, then for such year and for each year thereafter, the Company will also provide each Holder with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements.
          8.5 CFC Reporting. Upon request from the Holders, the Company shall provide each Holder with information relating to the transfer of any equity interests of the Company (or any subsidiary) and the issuance or redemption by the Company (or any subsidiary) of any equity interests. Upon request by the Holders, no later than two (2) months following the end of the Company’s taxable year, the Company shall provide the following information to the Holder: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company and each subsidiary’s status as a CFC, if any, in the form to be provided by the Holder. The Company shall: (A) furnish to each Holder upon its reasonable request, on a timely basis, all information necessary to satisfy the U.S. income tax return filing requirements of Holder (and each “United States shareholder” of the Company as defined by Section 951(b) of the Code that owns a direct or indirect interest in Holder (a “U.S. Shareholder”)) arising from its investment in the Company and relating to the Company or any subsidiary’s classification as a CFC; and (B) use commercially reasonable efforts to avoid generating for any taxable year in which the Company or any subsidiary is a CFC, amounts includible in the income of each Holder or U.S. Shareholder pursuant to Section 951 of the Code. If the Company or any Subsidiary ceases to be a CFC at any time, the Company will provide prompt written notice to each Holder if at any time thereafter the Company becomes aware that it or any subsidiary has become a CFC. Upon written request of an Holder from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such U.S. Holder to determine whether the Company is a CFC.
          8.6 General Compliance. The Company will comply and will cause its subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its subsidiaries to allow the Holders to comply with any applicable U.S. federal income tax law, provided that, the Holders cooperate with the Company and its subsidiaries for such compliance and provide appropriate guidelines for the Company.

          8.7 Costs. The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in Section 8.1 through Section 8.6 shall be borne by the Company.
     9. GENERAL PROVISIONS.
          9.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Details of each party’s contact information are set forth in company’s registers of members.
          Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.
          9.2 Entire Agreement. This Agreement and the Subscription Agreement, any Transaction Agreements (as defined in the Subscription Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.
          9.3 Governing Law. Except with respect to the references in this Agreement to the Exchange Act and the Securities Act, this Agreement shall be governed by and construed exclusively in accordance the internal laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.
          9.4 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.
          9.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.
          9.6 Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
          9.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.
          9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          9.9 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.
          9.10 Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by Affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          9.11 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles of the Company, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles of the Company so as to eliminate such inconsistency.
          9.12 Dispute Resolution.
               (a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.12(b) shall apply.
               (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.
          9.13 Assumption of Obligations.
               (a) Each permitted transferee or assignee of the Shares of the Company shall continue to be subject to the terms hereof, and, as a condition to the Company’s recognizing such transfer, the transferor shall procure that the permitted transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering the deed of adherence in the form set out in Schedule 1 (the “Deed of Adherence”). The Company shall not permit the transfer of the Shares of the Company on its books, update its register of members or issue a new certificate representing any such shares unless and until such transferee has complied with the terms of this Section 9.13.
               (b) In the event that after the date of this Agreement, the Company issues any new Shares, the Company shall not issue such Shares to such person unless such person executes and delivers the Deed of Adherence, becomes a party to this Agreement, and shall thereby be bound by, and such transfer shall also be subject to, all applicable terms and provisions of this Agreement.
— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

RDA MICROELECTRONICS, INC.

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director and Chief Executive Officer

RDA MICROELECTRONICS (BVI) INC.

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director

RDA INTERNATIONAL, INC.

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director
[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

RDA TECHNOLOGIES LIMITED

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director

RDA MICROELECTRONICS (SHANGHAI) CO., LTD.

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director

RDA MICROELECTRONICS (BEIJING) CO., LTD.

By:	/s/ Vincent Tai

Name: Vincent Tai
Title: Director
[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

          IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ Vincent Tai Vincent Tai

* Shuran Wei
[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

          IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
ORDINARY SHAREHOLDERS:
Century First Limited

By: /s/ Pik Wah Tse

Name: Pik Wah Tse
Title: Director

*
Yu Xia

*
Jun Chen

*
Liang Zhang

*
Min Zhou

*
Pingfen Lin

*
Zhonghui Zhou

* By: /s/ Vincent Tai

Vincent Tai, Attorney-in Fact
[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

          IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
INVESTORS:
Warburg Pincus Private Equity VIII, L.P.
Warburg Pincus Netherlands Private Equity VIII I, C. V.
WP-WPVIII Investors, L.P. (as successor in interest to
Warburg Pincus Germany Private Equity VIII, K.G.)
Warburg Pincus International Partners, L.P.
Warburg Pincus Netherlands International Partners I, C.V.
WP — WPIP Investors L.P. (as successor in interest to Warburg Pincus Germany International Partners, K.G.)

By:	Warburg Pincus Partners LLC,
General Partner for and on behalf of each of the funds above
	By:	Warburg Pincus & Co.,
Its Managing Member

	By:	/s/ Timothy J. Curt Name: Timothy J. Curt
Title: Partner
[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
INVESTORS:

IDG-ACCEL CHINA GROWTH FUND L.P.

By:	IDG-Accel China Growth Fund Associates L.P.,
its General Partner

By:	IDG-Accel China Growth Fund GP Associates Ltd.,
its General Partner

By:	/s/ Chi Sing HO
Name: Chi Sing HO
Capacity: Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND-A L.P.

By:	IDG-Accel China Growth Fund Associates L.P.,
its General Partner

By:	IDG-Accel China Growth Fund GP Associates Ltd.,
its General Partner

By:	/s/ Chi Sing HO
Name: Chi Sing HO
Capacity: Authorized Signatory

IDG-ACCEL CHINA INVESTORS L.P.

By:	IDG-Accel China Investors Associates Ltd.,
its General Partner

By:	/s/ Chi Sing HO
Name: Chi Sing HO
Capacity: Authorized Signatory

Schedule 1
Form of Deed of Adherence
This Deed is made and entered into on [•] by [•] (the “New Shareholder”);
WHEREAS:
(A)	RDA Microelectronics, Inc., a company organized and existing under the laws of the Cayman Islands (the “Company”) and certain shareholders whose names as set forth in Exhibit A to this Agreement (the “Existing Shareholders”) are parties to a Second Amended and Restated Shareholders Agreement dated February [•], 2010, (as supplemented and amended from time to time) (the “Shareholders Agreement”).

(B)	The New Shareholder proposes to purchase [Ordinary/Preferred] Shares of the Company.

(C)	This Deed is made by the New Shareholder in compliance with Section 9.13 (Assumption of Obligations) of the Shareholders Agreement.
THIS DEED WITNESSES as follows:
1.	In this Deed, unless otherwise defined, words and expressions defined in the Shareholders Agreement shall have the same meanings wherever used in this Deed.
2.	The New Shareholder confirms that it has been supplied with a copy of the Shareholders Agreement.
3.	The New Shareholder agrees to hold the Shares according to and in compliance with the Memorandum and Articles of the Company, as supplemented and amended from time to time.
4.	The New Shareholder undertakes to the Existing Shareholders and the Company to be bound by the Shareholders Agreement in all respects as if the New Shareholder was a party to the Shareholders Agreement and named in it as [an Ordinary Shareholder/a holder of the Preferred Shares], and to observe and perform all the provisions and obligations of the Shareholders Agreement applicable to or binding on [an Ordinary Shareholder/a holder of the Preferred Shares] under the Shareholders Agreement insofar as they fall to be observed or performed on or after the date of this Deed.
5.	The New Shareholder hereby agrees to assume and assumes the rights, benefits and obligations of the Shareholders Agreement as if the New Shareholder were named in the Shareholders Agreement as [an Ordinary Shareholder/a holder of the Preferred Shares] with effect from the date of this Deed.
6.	This Deed is made for the benefit of: (i) the parties to the Shareholders Agreement; and (ii) every other person who, after the date of the Shareholders Agreement (and whether before or after the execution of this Deed), assumes any rights or obligations under the Shareholders Agreement or adheres to it.
7.	[This Deed may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but the counterparts shall together constitute one and the same instrument.][Applicable if there are multiple New Shareholders]
8.	This Deed and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law. Sections 9.3 and 9.12 (Governing Law and Dispute Resolution) of the Shareholders Agreement are incorporated mutatis mutandis into this Deed.

IN WITNESS WHEREOF, the parties have caused this Deed to be duly executed on the date set forth above.

[For companies signing without the common seal]

EXECUTED AS A DEED

By [INSERT NAME OF ENTITY] and SIGNED by [INSERT NAME OF INDIVIDUAL]	) ) )

in the presence of:	)

Name:
Address:

[For companies signing with the common seal]

EXECUTED AS A DEED

The COMMON SEAL of	)
[INSERT NAME OF ENTITY]	)
was affixed in the presence of:	)

Director

Director/Secretary

[For individuals]

EXECUTED AS A DEED

SIGNED, SEALED AND DELIVERED BY [INSERT NAME OF INDIVIDUAL] in the presence of:	) ) )

Name:
Address: